Exhibit 99.2

AUDIT COMMITTEE APPROVAL OF NON-AUDIT SERVICES BY EXTERNAL AUDITOR

In accordance with Section 10A(i)(2) of the Securities Exchange Act of 1934, as added by Section 202 of the Sarbanes-Oxley Act of 2002, the Company is responsible for listing the non-audit services approved in the three months ended September 30, 2002 by the Company’s Audit Committee to be performed by the Company’s external auditor. Non-audit services are defined in the law as services other than those provided in connection with an audit or a review of the financial statements of the Company. The non-audit services approved by the Audit Committee in the three months ended September 30, 2002 are each considered by the Company to be audit-related services, which are closely related to the financial audit process. The non-audit services performed by the Company’s external auditor during the three months ended September 30, 2002 were each approved by the Audit Committee. During the three months ended September 30, 2002, the Audit Committee approved engagements of PricewaterhouseCoopers LLP, the Company’s external auditor, for the following non-audit services: tax services; services related to the formation and qualification of a foreign subsidiary of the Company; and work on the Company’s resale registration statement on Form S-3.